Exhibit 99.2

Don Volk

Thank you. Good afternoon, everyone and thank you for joining us today to hear about Kenexa’s agreement to acquire Webhire. I’m Don Volk, CFO, and with me on the call today is Rudy Karsan, Chief Executive Officer. We will have some brief prepared remarks, and then we will open up the call to a question and answer session.

Before we start, let me remind you that this presentation contains forward-looking statements that are subject to risks and uncertainties associated with the company’s business. These statements may concern, among other things, guidance as to future revenues and earnings, operations, expected benefits from the Webhire transaction, prospects of the business generally, intellectual property and the development of products.

These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth in our registration statement and other fillings with the Securities and Exchange Commission – and specifically those under the caption “Risk Factors” in Kenexa’s Registration Statement on Form S-1 and the form of the prospectus contained therein. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors, Kenexa’s ability to implement business and acquisition strategies or to integrate acquisitions (including Webhire). Kenexa does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

With respect to guidance for 2006, we may also refer to certain projected non-GAAP financial measures on this call.

By now you should have a copy of the press release issued this afternoon after the close of market. You can find a copy of it on our website at www.kenexa.com, or call Kori Doherty at Integrated Corporate Relations at (617) 217-2084 if you need assistance.

The conference call may also be accessed through the ‘Investor Relations’ section of the company’s website at kenexa.com.

Shortly after this call is completed, a replay of the call will be available for one week both on the website and by dialing (888) 203-1112 in the US and Canada or for those of you outside North America, please dial (719) 457-0820 and enter access code 2827456.

Also, I would like to remind you that today’s call may not be reproduced in any form without the express written consent of Kenexa.

With that, I’d like to turn the call over to our CEO Rudy Karsan.

Rudy Karsan, CEO

Thanks Don, and thank you for joining us on the call today on such short notice. After the market closed today, we announced that Kenexa has entered into an agreement to acquire Webhire. Webhire is a leading provider of talent management solutions to the mid-market and health care market segments. We are excited about this announcement because it improves our strategic position, expands our addressable market and is an attractive move from a financial perspective.

In terms of the structure of this call, I will provide details on the strategic rationale for the acquisition, and then Don will outline the key financial aspects of the transaction and our initial thoughts on what the combined outlook is for 2006. We will then open it up to Q and A.

Starting with the strategic rationale, there are five key reasons why the acquisition of Webhire is a attractive investment for Kenexa:

1.

Expands our target market opportunity. Webhire’s talent acquisition system is delivered via a single instance, on-demand model and it is extremely easy to configure and maintain over time. This is a perfect complement to Kenexa’s offering and historical strength in organizations with 5,000 to 30,000 employees.

The characteristics of Webhire’s system makes it ideally suited to organizations with fewer employees.

2.	Deepens our vertical breadth and depth. Webhire has a specialized, vertical solution focused in the health care vertical, making it ideally suited to organizations such as hospitals, outpatient care centers, home healthcare services, nursing and residential care facilities. In addition, Webhire’s solutions are ideally suited to help Kenexa penetrate large verticals where there are many small organizations – such as the K-12 educational space and the non-for-profit sector among others.

3.	Expands our product suite. On-boarding is an application area that Kenexa was in the early stages of development on, and with Webhire we pick up a solution that dramatically accelerates our time-to-market. Webhire’s on-boarding application was just introduced in October 2005, and we believe this will be an attractive application for our existing clients and prospects.

4.	Ability to cross-sell into each of our respective customer bases. We believe there is an excellent opportunity to sell our testing, surveys and performance management applications to Webhire’s customer base that has already rolled out a recruiting solution. Similarly, Kenexa has many clients that have purchased our testing or surveys products, however, did not have a large enough number of employees to warrant Kenexa’s recruiting application. Webhire’s recruiting application is an excellent fit for customers such as these on a go forward basis.

5.	Attractive from a financial perspective. The acquisition of Webhire represents a very good use of cash to improve shareholder value. With Webhire, we pick up a recurring, subscription-based revenue stream and expect that the acquisition will be accretive to our bottom line.

The bottom line is this transaction is a win-win for both companies, and most importantly, the clients of both companies. Kenexa’s clients will be able to benefit from the additional solutions that Webhire delivers. Webhire’s clients will benefit from being part of a larger, more stable organization that has a commitment to extreme service.

Taking a look at Webhire’s background, the company has over two decades of experience in the talent management market and 200+ customers. There are 3 primary solutions within Webhire’s application suite, including their flagship application - Webhire Recruiter. This is a talent acquisition system that helps companies to quickly find and hire the most highly qualified candidates. Webhire is well known for the ease of implementation and use of its products, and it has won numerous awards for their technology over the years, including being named the number one choice in overall vendor performance by ERE’s Applicant Tracking Systems buyers guide.

As I touched on earlier, the company also has a vertical solution that has been marketed under the brand name Webhire Health Care, and this is a solution that has specific functionality to help organizations fill nursing vacancies, eliminate agency nurses, cope with OFCCP audits and minimize overall recruiting costs.

Finally, during October of this year Webhire introduced an onboarding solution. Once employees are brought on board, it is critical that they become productive as soon as possible. From the moment a new hire accepts a job offer, Webhire Onboarding automates the end-to-end process of getting the new employee productive, including provisioning, forms management and culturalization. The solution can also be used to offboard employees when they are separating from the company. From a business perspective, onboarding helps to improve employee retention by delivering a smooth process to get new employees productive, in addition to reducing employer costs and ensuring compliance with regulatory requirements.

Kenexa is the clear solutions leader in the talent management market, and the Webhire acquisition extends this leadership position. We are the only company that delivers an end-to-end solution encompassing on-demand software applications, proprietary content, services and outsourcing. We are now the only vendor that is capable of taking this value proposition to companies of any size.

It is unquestionable that there will be consolidation in the talent management market, and Kenexa’s unique value proposition, leadership position and critical mass, positions us well to lead this charge. The acquisition of Webhire is a good strategic move for Kenexa, and I will now turn it over to Don so he can review the financial details of the transaction. Don.

Don Volk

Thanks Rudy,

Let me start with the fact that we are still early in the close process of the Webhire acquisition. The transaction has been approved by the Board of Directors of both companies, and we expect the deal will be closed during January 2006. The transaction is subject to stockholder approval by Webhire and other customary conditions.

With respect to guidance for 2006, we may refer to certain non GAAP financial measures on this call. Many of my comments or, ensuing response to questions you may have, will be estimates or items that it will take a few additional weeks to fully determine. Some of these include the final evaluation of in-process R&D, ongoing technology and the resulting amortization. In addition to closing out our quarter, we will be drilling into Webhire’s operations in the weeks to come, but I’d like to share with you our initial take on how we expect that this acquisition will impact our financials in 2006.

While the acquisition of Webhire is attractive from a fundamental perspective along several fronts, a significant positive for the deal is that it is also attractive from a financial perspective. This acquisition is in-line with our goal to invest our IPO proceeds in ways that increase shareholder value. We are paying $34 million in cash for Webhire, subject to closing adjustments for working capital, and we will make the payment from a combination of our cash balances and our line of credit.

As Rudy mentioned, Webhire delivers their solutions via an on-demand model, and their subscription based contracts provide a ratable and recurring revenue stream. Webhire has experienced renewal rates in the 90% range, and we believe the attractiveness of this acquisition to clients of both sides should help to sustain renewal rates at what is best-in-class levels. Assuming the transaction closes in January, we believe Webhire will contribute $12.0 - $13.0 million in revenue to Kenexa during 2006.

From a profitability perspective, Webhire ran at a modest EBITDA loss in 2005, however, we believe there will be cost synergies that will enable us to quickly get the Webhire operations at and above Kenexa’s stand-alone operating margins. In addition, this transaction will help to make the combined entity more efficient as a result of economies of scale.

Both companies still need to close out the December quarter, but, based on the assumptions just discussed on Webhire’s business, our preliminary expectations for the consolidated operations of Kenexa in 2006 is for revenue of $93-97 million. Within that total revenue range, our preliminary expectations are for subscription revenue of $74 to $78 million.

On a pro forma basis, excluding stock option expenses, one time expenses associated with the acquisition, and amortization of intangibles related to the Webhire acquisition, we would expect to have consolidated operating income in the range of $16 million to $17 million during 2006. Based on a tax rate of 6% and 18.2 million diluted shares outstanding, our preliminary expectations would be for consolidated pro forma EPS of $0.85 to $0.90 during 2006.

It is worth pointing out that Webhire has significant tax loss carryforwards. We are still in the process of determining to what extent the Company’s tax loss carryforwards can be utilized, as well as the combined company’s tax rate. However, at this point in time we believe that Kenexa will not recognize a full tax rate in 2006 as we expect to be able to use both Kenexa’s and Webhire’s prior tax losses to cover the level of profitability we currently anticipate.

In summary, in addition to being a good strategic move, the Webhire acquisition is attractive from a financial perspective, and I would leave you with three key financial take aways: (1) we expect that the addition of Webhire will extend our market share and reinforce our leadership position from a critical mass perspective, (2) the move is expected to increase our cash flow and profitability, and (3) we believe that the revenue and technology delivery model that we are acquiring is consistent with our strategic focus of delivering on-demand, subscription-based solutions.

With that, I would like to turn it over to the operator to begin the Q and A session.